DATAMEG CORP. ISSUES A CORRECTION TO INFE.COM PRESS RELEASE REGARDING
IR SERVICES


WASHINGTON DC, Dec. 5 -- DataMEG Corp. (OTC BB: DTMG) announced today that they were mistakenly referred to, in a press release issued by INFE.com, relating to the sales effort of a subsidiary company recently developed by INFE.com.

Mr. Andrew Benson, President DataMEG Corp. stated, "In its' press release, issued earlier today, INFE.com and its' subsidiary company, INFE-Relations, referred to DataMEG Corp. as one of their two new clients. We have asked INFE.com to clarify that DataMEG Corp. has no Agreement for Investor Relations work through INFE.com and/or INFE-Relations."

Mr. Benson continued, "DataMEG Corp. has been well served by its present IR firm, Yes, International. In consideration of what we have been releasing as news lately, there is no need to obtain additional IR services. Nothing has changed here, as far as DataMEG Corp. is concerned."

DataMEG Corp., currently headquartered in Washington DC, is an engineering/technology firm focused on Internet and telecommunications technology solutions. DataMEG Corp. is developing proprietary technology, its Communications Acceleration System, (CAS), which allows for the transfer of information over POTS, DSL and other information transmission networks.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, and the business conditions and growth in related areas of telecommunications, wireless and digital transmission arenas and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving product. Other risks, including the outcome of pending adverse claims to the Company and it's subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. or its subsidiary undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.